Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact

Peter Hoetzinger	Larry Hannappel
Co CEO & President	Senior Vice President
+1 719 689 5813 +43 664 355 3935	+1 719 229 6448
peter.hoetzinger@cnty.com	larry.hannappel@cnty.com

CENTURY CASINOS ANNOUNCES AGREEMENT TO ACQUIRE OWNERSHIP INTEREST IN
CASINOS POLAND LTD.

COLORADO SPRINGS, Colorado, June 19, 2006 - Century Casinos, Inc. (NASDAQ and Vienna Stock Exchange: CNTY) announced today that the Company’s Austrian subsidiary, Century Casinos Europe GmbH, has entered into an agreement to acquire 100% of G5 Sp. z o.o., a Polish company, which holds 33.3% of all issued and outstanding shares of Casinos Poland Ltd. The closing of the acquisition is subject to due diligence and certain conditions, including the approval of the Polish Anti Monopoly Authorities.

The total financial consideration payable for the transaction of approx. $8,620,000 consists of a PLN 15,000,000 (approx. $4,860,000) loan funding from Century Casinos Europe GmbH to G5, plus the purchase price of €2,920,000 (approx $3,760,000). €1,840,000 (approx. $2,370,000) of the purchase price is payable at closing of the transaction, the remaining €1,080,000 (approx. $1,390,000) at the end of 2006.

Casinos Poland’s seven casinos and one slot arcade, situated in major cities in four and five star hotels throughout Poland, generated net operating revenues of PLN 127,000,000 (approx. $41,200,000) in 2005.

Peter Hoetzinger, Co CEO & President of Century Casinos, about the transaction, “Casinos Poland is the country’s industry leader with a market share of 50% of all casino revenues generated in Poland. They also own and operate Poland’s most popular gaming venue, the casino in the Marriott hotel in Warsaw. We are excited about this unique opportunity to enter the Polish casino market and look forward to build on Casinos Poland’s success and further expand and diversify Century Casinos’ earnings stream.”

The other owners of Casinos Poland are LOT Polish Airlines and the Polish Airport Authority with a 33.3% stake each.

Poland, with its 38.7 million inhabitants, joined the European Union in May 2004 and is experiencing economic growth rates of about 5% per annum. Currently, there are 27 casinos operating in Poland. Casino licenses are granted only in cities with at least 250,000 inhabitants and are administered by the strict rules and regulations of the Polish Ministry of Finance.

About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates the Casino Millennium in the Marriott Hotel in Prague, Czech Republic; operates the casinos aboard the Silver Wind, Silver Cloud, Silver Whisper, The World of ResidenSea, and the vessels of Oceania Cruises; owns and has begun construction on a casino and hotel development in Edmonton, Alberta, Canada; and owns a majority interest in, and has begun construction on, a casino and hotel development in Central City, Colorado. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa as well as 60% of, and provides technical casino services to, the Monte Vista Casino & Conference Center, Newcastle, South Africa. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our web site at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the Company’s operations, markets, services and prices, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.